Exhibit 99.1
        NEWS RELEASE

Contact:
Mike Hoelter
Vice President, Corporate Controller and Investor Relations
Phone: 419-897-6715
Email: investorrelations@andersonsinc.com

The Andersons, Inc. Appoints Executive Vice Presidents to Lead
Agribusiness and Renewables Segments

MAUMEE, Ohio, December 10, 2024 /PRNewswire/ -- The Andersons, Inc. (Nasdaq: ANDE) announces the appointments of Weston Heide and Mark Simmons as Executive Vice President to lead the Agribusiness and Renewables segments effective January 1, 2025.
The shift to a two-segment operating and reporting structure is designed to streamline operational efficiency, enhance cross-functional collaboration, and drive growth. This structure will support the company’s focus on unlocking value across the former Nutrient & Industrial and Trade segments to form the Agribusiness segment. The Renewables segment will continue to substantially operate as currently reported with an enhanced focus on growth. Financial reporting for 2024 will remain under the current structure, with the transition to the new structure beginning Q1 2025.
“We are excited to simplify our organization to enhance our ability to meet the evolving needs of our customers and stakeholders,” said President and CEO Bill Krueger. “With the experience and leadership of Weston and Mark, we are confident that this change will improve efficiency, foster innovation, and enable us to deliver a seamless, ‘one-company’ experience.”
Weston Heide joined The Andersons in 2019 as part of its acquisition of Lansing Trade Group. He most recently served as senior vice president of trade and processing where he led business units across commodity merchandising, grain handling assets, specialty ingredients, and facility operations and safety. Heide brings over 15 years of experience in the agribusiness sector covering various corporate and commercial roles.
Mark Simmons also joined The Andersons in 2019 as part of the Lansing acquisition and currently serves the role of vice president for the renewables business where he is responsible for ethanol marketing, trading, and plant originations. He began his career trading feed ingredients and transitioned to renewable fuels in 2006, where he was integral in the success of the ethanol trading business. Simmons has more than 25 years’ experience in agriculture and the renewables industry and throughout his career has held various trading roles in crude oil, biodiesel, and refined products.

The two EVPs bring extensive expertise and a commitment to operational excellence. Initially, they will oversee day-to-day operations under the current framework as they transition to their new roles. Their focus will be on partnering across the organization to unify efforts, drive productivity, and position The Andersons for long-term success.

About The Andersons, Inc.
The Andersons, Inc., named for 2024 to Forbes list of America's Most Successful Small Companies, Newsweek's list of America's Most Responsible Companies, and one of The Americas' Fastest Growing Companies by the Financial Times, is a diversified company rooted in agriculture that conducts business in the commodity merchandising, renewables, and nutrient & industrial sectors. Guided by its Statement of Principles, The Andersons is committed to providing extraordinary service to its customers, helping its employees improve, supporting its communities, and increasing the value of the company. For more information, please visit www.andersonsinc.com.